Exhibit 5.1

Durham Jones & Pinegar, P.C.
111 East Broadway, Suite 900
P O Box 4050
Salt Lake City, Utah  84110
801.415.3000
801.415.3500 Fax
www.djplaw.com

SecureAlert, Inc.
150 West Civic Center Dr., #100
Sandy, Utah  84070

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SecureAlert, Inc., a Utah corporation (the “Company”), in connection with the Company’s filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 269,681 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), which includes: (i) up to 73,340 shares of Common Stock reserved for issuance pursuant to the Company’s 2012 Equity Incentive Award Plan, as amended (the “2012 Plan”), (ii) up to 15,915 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company’s 2006 Equity Incentive Award Plan (the “2006 Plan”); and (iii) up to 180,426 shares of Common Stock reserved for issuance upon the exercise of outstanding stock purchase warrants granted as inducements to employees, officers and directors of the Company as described in the Registration Statement (the “Warrants”).

This opinion is being furnished pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Securities and Exchange Commission.

In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the 2012 Plan (including the option or other agreements related to the Shares issued pursuant to the 2012 Plan), the 2006 Plan (including the option or other agreements related to the Shares issued pursuant to the 2006 Plan), and the Warrant agreements, certificates of government officials, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have also assumed that either (i) the stock certificates to be issued to represent the Shares (collectively, the “Stock Certificates”) will conform to the specimen common stock certificate submitted to us, and such Stock Certificates will be properly executed by the Company and countersigned by the transfer agent or a transfer clerk and by a registrar (other than the Company) complying in form and content in accordance with Section 16-10a-625 of the Utah Revised Business Corporation Act (the “Utah Act”), or (ii) the Shares will be uncertificated in accordance with Section 16-10a-626 of the Utah Act and the Company's bylaws, and the transfer agent therefor will register the purchaser thereof as the registered owner of any uncertificated Shares on its stock transfer books and records. We have further assumed that (i) shares currently reserved will remain available for the issuance of the Shares, and (ii) neither the Company’s charter documents nor any of the proceedings relating to the 2012 Plan or the 2006 Plan (nor any of the option agreements issued pursuant to the 2012 Plan or the 2006 Plan relating to the Shares) or the Warrant agreements will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of (i) the stock option or other agreements provided for under the 2012 Plan, (ii) the 2006 Plan, or (ii) the Warrant agreements, as the case may be, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

We express no opinion as to matters governed by any laws other than the Utah Act, the applicable provisions of the Utah Constitution and reported decisions of the Utah courts interpreting these respective laws.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the 2012 Plan (including the option or other agreements related to the Shares issued pursuant to the 2012 Plan), the 2006 Plan (including the option or other agreements related to the Shares issued pursuant to the 2006 Plan), the Warrant agreements or the Registration Statement.

Respectfully submitted,

/s/ Durham Jones & Pinegar, P.C.